EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement Nos. 333-71230, 333-28659, 333-78161, 333-42122, 333-55108, 333-125324, and 333-128117 on Form S-3 and Registration Statement Nos. 333-43612, 333-78155, 333-89931 and 333-55100 on Form S-8 of our report dated February 23, 2006, relating to the consolidated financial statements of Main Street Restaurant Group, Inc., and subsidiaries as of December 26, 2005 and December 27, 2004 and for each of the three years in the period ended December 26, 2005, included in this Annual Report on Form 10-K for the year ended December 26, 2005.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN MCCANN P.C.
Phoenix, Arizona
March 22, 2006